Exhibit (a)(4)


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[As published in Investor's Business Daily, April 5, 2002]
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This announcement is neither an offer to buy nor a solicitation of an offer to sell Units. The Offers are being made solely by the formal Offer to Purchase forwarded to Unit holders of record and is not being made to, nor will tenders be accepted from or on behalf of, Unit holders residing in any jurisdiction in which making or accepting the Offers would violate that jurisdiction's laws. In those jurisdictions where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.


                      Notice of Offer to Purchase for Cash
                 up to the following number of units of limited
             partnership interest ("Units") of the following limited
             partnerships ("Partnerships") at the following prices:

                                                 Maximum             Price
Issuer                                           Number of Units     Per Unit
-------                                          ---------------     -----------

DSI REALTY  INCOME  FUND VI,
          a  California  Limited  Partnership        23,753            $340
DSI REALTY  INCOME  FUND VII,
          a  California  Limited  Partnership        24,000            $300
DSI REALTY  INCOME  FUND VIII,
          a  California  Limited  Partnership        24,000            $340
DSI REALTY  INCOME  FUND IX,
          a  California  Limited  Partnership        30,693            $260
DSI REALTY  INCOME  FUND XI,
          a  California  Limited  Partnership        20,000            $300


                                       by

   MACKENZIE PATTERSON, INC.; MP INCOME FUND 18, LLC; MP INCOME FUND 17, LLC; MP FALCON FUND, LLC; MP FALCON GROWTH FUND, LLC; MP FALCON GROWTH FUND 2, LLC; MACKENZIE FUND VI, L.P.; MACKENZIE PATTERSON SPECIAL FUND 3, L.P.; ACCELERATED
  HIGH YIELD INSTITUTIONAL FUND I, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL
            INVESTORS, LTD.; MACKENZIE SPECIFIED INCOME FUND, L.P.;
                   AND MP DEWAAY FUND, LLC. (the "Purchasers")

The Purchasers are offering to purchase for cash Units of each of the Partnerships upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer" and the "Tender Offer Documents") with respect to each Partnership.

THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PACIFIC DAYLIGHT TIME, ON MAY 31, 2002, UNLESS AN OFFER IS EXTENDED.

Funding for the purchase of the Units will be provided through the Purchasers' existing working capital. The Offers are not made for the purpose of acquiring or influencing control of the business of the issuers. The Offers will expire at 12:00 midnight, Pacific Daylight Time on May 31, 2002, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which an Offer is open (such date and time, as extended the "Expiration Date"). The Purchasers will not provide a subsequent offering period following the Expiration Date. If Purchasers make a material change in the terms of an Offer, or if they waive a material condition to an Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer's soliciting fee. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Unit holders. Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Units) or decrease the number of Units being sought, or increase or decrease the consideration offered pursuant to an Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unit holders, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offers, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time. In all cases payment for the Units purchased pursuant


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to the Offers will be made only after timely receipt of the Letters of
Transmittal (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Letters of Transmittal.

Tenders of Units made pursuant to the Offers are irrevocable, except that Unit holders who tender their Units in response to the Offers will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending to the Depositary, MacKenzie Patterson, Inc., a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Units to be withdrawn, signed by the same persons and in the same manner as the Letter of Transmittal tendering the Units to be withdrawn. In addition, tendered Units may be withdrawn at any time on or after June 5, 2002, unless the tender has theretofore been accepted for payment as provided above. If tendering Unit holders tender more than the number of Units that Purchasers seek to purchase pursuant to the Offer for those Units, Purchasers will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unit holder during the period during which that Offer remains open. The terms of the Offers are more fully set forth in the respective formal Tender Offer Documents which are available from Purchasers at the Purchasers= expense. The Offers contain terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference. The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer.

The Tender Offer Documents may be obtained by written request to Purchasers or as set forth below. A request has been made to each of the Partnerships pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Unit holders for the purpose of disseminating the Offers to Unit holders. Upon compliance by the Partnerships with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers expense to record holders of Units brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Units.


   For Copies of the Tender Offer Documents Call Purchasers at 800-854-8357 or
                       Make a Written Request Addressed to
    MacKenzie Patterson, Inc., 1640 School Street, Moraga, California 94556.
                            Telecopy: (925) 631-9119
                                 April 5, 2002




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